Sam Fuller, CFO; Stacey H. Dwyer, EVP
                            1901 Ascension Blvd., Suite 100, Arlington, TX 76006 817-856-8200
                            April 8, 2003


D.R. HORTON, INC. REPORTS NET SALES ORDERS OF $2.4 BILLION, A 33% INCREASE FOR THE SECOND QUARTER AND THE HIGHEST QUARTERLY SALES IN COMPANY HISTORY

         ARLINGTON, TEXAS - D.R. Horton, Inc. (NYSE:DHI) Tuesday (April 8,
2003), reported the highest quarterly net sales orders in Company history. Net sales orders for the second quarter ended March 31, 2003 increased 33% to $2.4 billion (10,548 homes), compared to $1.8 billion (8,617 homes) for the same quarter of fiscal 2002. "Same store" sales dollars increased 19% over the year ago quarter.

         Net sales orders for the first six months of fiscal 2003 increased 45% to $4.1 billion (17,800 homes), compared to $2.9 billion (13,761 homes) for the same period of fiscal 2002. "Same store" sales dollars increased 20% for the six months ended March 31, 2003.

         Donald R. Horton, Chairman of the Board said, "March had the highest monthly sales in the company history, which led to record sales for the quarter. Our strong sales and record sales backlog position the Company for another record year in fiscal year 2003."

         Founded in 1978, D.R. Horton, Inc. is engaged in the construction and sale of high quality homes designed principally for the entry-level and first time move-up markets. D.R. Horton currently builds and sells homes under the D.R. Horton, Arappco, Cambridge, Continental, Dietz-Crane, Dobson, Emerald, Melody, Milburn, Schuler, SGS Communities, Stafford, Torrey, Trimark, and Western Pacific names in 20 states and 44 markets, with a geographic presence in the Midwest, Mid-Atlantic, Southeast, Southwest and Western regions of the United States. The Company also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.

         Portions of this document may constitute "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release relate to the expectation of another record year in fiscal year 2003 due to the Company's strong sales and record backlog position. Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: changes in general economic, real estate and business conditions; changes in interest rates and the availability of mortgage financing; governmental regulations and environmental matters; the Company's substantial leverage; competitive conditions within the industry; the availability of capital to the Company on favorable terms; the Company's ability to integrate its acquisitions and successfully effect the cost savings, operating efficiencies and revenue enhancements that are believed available and otherwise to successfully effect its other growth strategies. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton's annual report on Form 10-K and most recent quarterly reports on Form 10-Q, which are filed with the Securities and Exchange Commission.





                        WEBSITE ADDRESS: www.DRHORTON.com

                                D.R. HORTON, INC.
                                ($'s in millions)


                                NET SALES ORDERS



                           Three months ended March 31,
               -----------------------------------------------------
                        2002                         2003
               ------------------------     ------------------------
                 Units          $'s           Units          $'s
               ---------     ----------     ---------     ----------
Mid-Atlantic        883      $   182.6           993      $   215.1
Midwest             463          117.4           522          140.7
Southeast           969          158.4         1,152          215.5
Southwest         3,685          613.9         4,473          740.2
West              2,617          761.1         3,408        1,128.0
               ---------     ----------     ---------     ----------
                  8,617      $ 1,833.4        10,548      $ 2,439.5
               =========     ==========     =========     ==========



                            Six months ended March 31,
               -----------------------------------------------------
                        2002                         2003
               ------------------------     ------------------------
                 Units          $'s           Units          $'s
               ---------     ----------     ---------     ----------
Mid-Atlantic      1,511      $   310.7         1,714      $   361.0
Midwest             851          214.3           951          247.6
Southeast         1,704          276.7         2,101          385.4
Southwest         6,017          993.2         7,244        1,209.1
West              3,678        1,060.0         5,790        1,934.9
               ---------     ----------     ---------     ----------
                 13,761      $ 2,854.9        17,800      $ 4,138.0
               =========     ==========     =========     ==========




                        WEBSITE ADDRESS: www.DRHORTON.com